Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

GERMANTOWN, MD, November 9, 2023 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended September 30, 2023.

Recent Highlights & Accomplishments:

•	Generated revenue of $6.1 million in the third quarter of 2023

•	Announced the last patient completion of the 365-day ENHANCE Pivotal Clinical Study adult cohort

•	Launched with our global commercial partner Ascensia Diabetes Care, a new direct to consumer U.S. advertising campaign, ‘The CGM for Real Life’ to increase awareness of Eversense’s unique benefits

•	Entered into a $50 million non-dilutive loan facility with Hercules Capital, Inc. and drew down an initial $25 million, further strengthening the balance sheet

“The third quarter was marked by milestones across our development programs, commercial collaboration with Ascensia, and continued progress in strengthening our balance sheet,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Completing the adult cohort of the ENHANCE 365-day pivotal trial, launching a new advertising campaign and finalizing a new loan facility all help position us to advance our plans to grow adoption of Eversense, the world’s only long term CGM.”

Third Quarter 2023 Results:

Total revenue for the third quarter of 2023 was $6.1 million compared to $4.6 million for the third quarter of 2022. U.S. revenue was $3.9 million in the third quarter of 2023 compared to $1.9 million in the prior year period, and revenue outside the U.S. was $2.2 million in the third quarter of 2023 compared to $2.7 million in the prior year period.

Third quarter 2023 gross profit of $1.2 million increased from $0.8 million in gross profit for the third quarter of 2022. The increase in gross margin was primarily driven by an increase to revenue as volumes increased.

Third quarter 2023 sales and marketing and general and administrative expenses increased by $0.1 million year-over-year, to $7.4 million. The consistency was the result of efforts to manage other general and administrative costs across the organization.

Third quarter 2023 research and development expenses increased by $1.8 million year-over-year, to $12.8 million. The increase was primarily due to investments in our product pipeline for development and clinical trials of next generation technologies.

Net loss was $24.1 million, or $0.04 per share, in the third quarter of 2023 compared to a net loss of $60.4 million, or $0.13 per share, in the third quarter of 2022. Net income increased by $36.3 million due to the accounting for embedded derivatives, fair value adjustments and the exchange of a portion of the 2025 notes.

Cash, cash equivalents, short and long-term investments were $125.4 million and outstanding indebtedness was $45.8 million as of September 30, 2023.

2023 Financial Outlook

Senseonics expects full year 2023 global net revenue to be at the midpoint of the $20 million to $24 million range.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 9, 2023, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics' website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 1409312 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the "Investor Relations" section

A replay of the call can be accessed on Senseonics' website http://www.senseonics.com under "Investor Relations."

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under "2023 Financial Outlook," statements about the commercial launch of Eversense® E3, statements regarding increasing patient access and patient and provider adoption, statements regarding advancing development programs and the pipeline, statements regarding strengthening the Eversense® brand, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the expansion of Ascensia Diabetes Care’s U.S. salesforce and its commercial initiatives, uncertainties inherent in partnering with the Nurse Practitioner Group and that partner’s assumption of certain clinical and administrative activities, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2022, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,759	$35,793
Short term investments, net	69,648	108,222
Accounts receivable, net	701	127
Accounts receivable, net - related parties	2,749	2,324
Inventory, net	9,726	7,306
Prepaid expenses and other current assets	7,557	7,428
Total current assets	146,140	161,200

Deposits and other assets	6,991	3,108
Long term investments, net	—	12,253
Property and equipment, net	934	1,112
Total assets	$154,065	$177,673
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,669	$419
Accrued expenses and other current liabilities	14,356	14,616
Accrued expenses and other current liabilities, related parties	277	837
Note payable, current portion, net	—	15,579
Derivative liability, current portion	—	20
Total current liabilities	17,302	31,471

Long-term debt and notes payables, net	40,485	56,383
Derivative liabilities	245	52,050
Other liabilities	6,312	2,689
Total liabilities	64,344	142,593

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares and 12,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022	37,656	37,656
Total temporary equity	37,656	37,656

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 528,176,273 shares and 479,637,138 shares issued and outstanding as of September 30, 2023 and December 31, 2022	528	480
Additional paid-in capital	903,665	806,488
Accumulated other comprehensive loss	(59)	(678)
Accumulated deficit	(852,069)	(808,866)
Total stockholders’ equity (deficit)	52,065	(2,576)
Total liabilities and stockholders’ equity	$154,065	$177,673

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue, net	$426	$126	$1,176	$555
Revenue, net - related parties	5,671	4,496	13,184	10,263
Total revenue	6,097	4,622	14,360	10,818
Cost of sales	4,925	3,866	12,358	8,711
Gross profit	1,172	756	2,002	2,107

Expenses:
Research and development expenses	12,769	10,985	38,003	28,088
Selling, general and administrative expenses	7,425	7,340	22,598	23,785
Operating loss	(19,022)	(17,569)	(58,599)	(49,766)
Other income (expense), net:
Interest income	1,460	544	3,879	878
Gain (Loss) on fair value adjustment of option	—	(8,592)	—	41,333
Exchange related gain (loss), net	(4,569)	—	14,207	—
Interest expense	(2,425)	(4,801)	(9,388)	(13,806)
Gain (Loss) on change in fair value of derivatives	438	(28,948)	6,505	152,169
Impairment cost, net	—	(984)	—	(138)
Other income (expense)	15	(41)	194	(112)
Total other (expense) income, net	(5,081)	(42,822)	15,397	180,324

Net (Loss) Income	(24,103)	(60,391)	(43,202)	130,558
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	61	(57)	619	(973)
Total other comprehensive gain (loss)	61	(57)	619	(973)
Total comprehensive (loss) income	$(24,042)	$(60,448)	$(42,583)	$129,585

Basic net (loss) income per common share	$(0.04)	$(0.13)	$(0.08)	$0.28
Basic weighted-average shares outstanding	592,452,262	472,475,747	552,703,546	464,244,736

Diluted net loss per common share	$(0.04)	$(0.13)	$(0.08)	$(0.10)
Diluted weighted-average shares outstanding	592,452,262	472,475,747	552,703,546	608,345,713